SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934

                            CALLOWAY'S NURSERY, INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                   131255101
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ].

(A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                Page 1 of 4 Pages

CUSIP No.                           13G              Page 2 of 4 Pages



1.       NAME OF REPORTING PERSON
         SS OR IRS IDENTIFICATION NO. OF ABOVE PERSON

         STUART E. WILKENING
         326 42 1867


2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                                 (a) [  ]
                                                                 (b) [  ]

3.       SEC USE ONLY



4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         U.S.A.



NUMBER            5.       SOLE VOTING POWER            288,700
OF SHARES
BENEFICIALLY      6.       SHARED VOTING POWER          ___________
OWNED BY EACH
REPORTING         7.       SOLE DISPOSITIVE POWER       ___________
PERSON WITH
                  8.       SHARED DISPOSITIVE POWER     ___________

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         288,700


10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

         [  ]



11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.4%


12.      TYPE OF REPORTING PERSON*

         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a)         Name of Issuer           CALLOWAY'S NURSERY, INC.




Item 1(b)         Address of Issuer's Principal Executive Offices:

                  4200 AIRPORT FREEWAY
                  FORT WORTH, TEXAS 76117-6200



Item 2(a)         Name of Person Filing:

                  STUART E. WILKENING



Item 2(b)         Address of Principal Business Office or, if none, residence:

                  348 ANCORA DRIVE W.
                  LITCHFIELD PARK, AZ 85340



Item 2(c)         Citizenship

                  U.S.A.



Item 2(d)         Title of Class of Securities

                  COMMON STOCK



Item 2(e)         CUSIP No.

                  131255101



Item 3            Statement Filed Pursuant to Rules 13d-1(b) or 13d-2(b):

                  NOT APPLICABLE



Item 4(a)         Amount Beneficially Owned:

                  288,700



Item 4(b)         Percent of Class:

                  5.4%



Item 4(c)         Number of Shares as to Which Such Person has:

                  (i)      sole power to vote or direct the vote

                           288,700

                  (ii)     shared power to vote or to direct the vote

                   __________________________

                  (iii)    sole power to dispose or to direct the disposition of

                   __________________________

                  (iv) shared power to dispose or to direct the disposition of

                   __________________________

Item 5            Ownership of Five Percent or Less of a Class:

                  NOT APPLICABLE


                                Page 3 of 4 Pages

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:

                  NOT APPLICABLE


Item 7            Identification and Classification of the Subsidiary
                  Which Acquired the Security Being Reported on by the Parent Holding Company:

                  NOT APPLICABLE


Item 8            Identification and Classification of Members of the Group:

                  NOT APPLICABLE


Item 9            Notice of Dissolution of Group:

                  NOT APPLICABLE


Item 10           Certification:

                  NOT APPLICABLE



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:    11/20/97


                                            /s/ Stuart Wilkening



                                Page 4 of 4 Pages